Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM RESERVE EXPERTS

We hereby consent to the use of the name Collarini Energy Experts and to incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-255445, 333-259729 and 333-262304) of Prairie Operating Co. of our report dated August 15, 2023, appearing in this Current Report (Form 8-K) dated August 24, 2023.

/s/ Collarini Energy Experts

COLLARINI ENERGY EXPERTS
HOUSTON, TEXAS
August 24, 2023